FOR IMMEDIATE RELEASE

LADENBURG THALMANN REPORTS
SECOND QUARTER 2014 FINANCIAL RESULTS

Quarterly Financial Highlights:

•	Record revenues of $220.8 million, up 14% year-over-year

•	Adjusted EBITDA increased to $13.3 million, up 22% year-over-year

•	Record client assets of approximately $93 billion, up 20% year-over year

•	Strong recruiting activity at independent broker-dealers

•	Record shareholders’ equity of $243 million

MIAMI, FL, August 11, 2014 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the three and six months ended June 30, 2014.

Dr. Phillip Frost, Chairman of Ladenburg, said, “We’re pleased with another quarter of strong performance on both sides of Ladenburg’s business resulting in significant growth in revenue and adjusted EBITDA. Our recent acquisition of Highland Capital is another step in building a strong, diversified financial services organization, and we believe our entrance into the wholesale life insurance marketplace represents a compelling opportunity to create value through a higher-margin, attractive wholesale distribution channel. Ladenburg is well positioned to continue to excel with the combination of more stable and recurring revenue and cash flows from our independent brokerage and advisory services business with our more volatile, but potentially highly profitable capital markets and investment banking business.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “The first half of 2014 saw a continuation of the significant increase in revenue and operating cash flows we have experienced in recent years. The leadership team is focused in 2014 on investing in our business to provide the right infrastructure and reinforce our corporate culture to continue this success. Through accelerated investments in technology, risk management, compliance, internal audit, and professional development for our employees and advisors, we’ve further strengthened our platform and positioned the company for strong and sustainable growth going forward. As we enter into the second half of the year, we look forward to building on our recent acquisition activity, our momentum in recruiting activity at our independent broker-dealers and the strength of our investment banking business to drive future results.”

For the Three and Six Months Ended June 30, 2014

Second quarter 2014 revenues were $220.8 million, a 14% increase from revenues of $193.9 million in the second quarter of 2013. For the trailing twelve months ended June 30, 2014, revenues were $844.5 million. The strong growth in advisory fees revenue was largely driven by an increase in net new advisory assets, successful recruitment of additional advisors and market appreciation. Commissions and investment banking revenues also remained very strong due to increased levels of client activity.

Net income attributable to the Company for the second quarter of 2014 was $2.9 million, as compared to net loss attributable to the Company of $5.5 million in the second quarter of 2013. Net loss available to common shareholders, after payment of preferred dividends, was $0.8 million or $(0.00) per basic and diluted common share for the second quarter of 2014, as compared to net loss available to common shareholders of $6.6 million or $(0.04) per basic and diluted common share in the comparable 2013 period. The second quarter 2014 results included approximately $5.9 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention loans related to the Securities America acquisition and $1.6 million of interest expense, while the second quarter 2013 results included approximately $5.2 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention loans related to the Securities America acquisition, $4.9 million of interest expense and $3.8 million of loss on extinguishment of debt.

For the six months ended June 30, 2014, the Company had revenues of $432.6 million, a 13% increase over revenues of $381.2 million for the comparable 2013 period. Net income attributable to the Company for the six months ended June 30, 2014 was $7.2 million, as compared to net loss attributable to the Company of $5.4 million in the comparable 2013 period. Net income available to common shareholders, after payment of preferred dividends, was $0.3 million or $0.00 per basic and diluted common share for the six months ended June 30, 2014, as compared to a net loss available to common shareholders, after payment of preferred dividends, of $6.4 million or $(0.03) per basic and diluted common share in the comparable 2013 period. The results for the six months ended June 30, 2014 included approximately $11.6 million of non-cash charges for depreciation, amortization and compensation, $3.6 million of amortization of retention loans related to the Securities America acquisition, $3.5 million of interest expense and $0.3 million of loss on extinguishment of debt. The comparable 2013 results included approximately $10.6 million of non-cash charges for depreciation, amortization and compensation, $3.6 million of amortization of retention loans related to the Securities America acquisition, $11.1 million of interest expense and $3.8 million of loss on early extinguishment of debt.

Recurring Revenues

For the six months ended June 30, 2014, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 68% of revenues from the Company’s independent brokerage and advisory services business. Recurring revenues for this business were 67% for the trailing twelve months ended June 30, 2014.

EBITDA, as adjusted

EBITDA, as adjusted, for the second quarter of 2014 was $13.3 million, a 22% increase from $10.9 million in the 2013 period. EBITDA, as adjusted, for the six months ended June 30, 2014 was $27.9 million, an increase of 12% from $24.9 million for the prior-year period. For the trailing twelve months ended June 30, 2014, EBITDA, as adjusted, was $54.7 million. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below).

Stock Repurchases

For the quarter ended June 30, 2014, Ladenburg repurchased 871,481 shares of its common stock at a cost of approximately $2.5 million, representing an average price per share of $2.88. During the period from January 1, 2014 through June 30, 2014, Ladenburg repurchased 1,164,090 shares of its common stock at a cost of approximately $3.4 million, representing an average price per share of $2.93. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 12,413,847 shares at a total cost of approximately $17.2 million, including purchases of 7,500,000 shares outside its stock repurchase program. Ladenburg has the authority to repurchase an additional 2,586,153 shares under its current repurchase plan.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans, change in the fair value of contingent consideration related to acquisitions, loss on extinguishment of debt, interest income and non-cash compensation expense, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention loans for the Securities America acquisition and other acquisition-related expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Ladenburg

Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc. and Investacorp, Inc. as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management, Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact: Paul Caminiti/Emily Deissler

Sard Verbinnen & Co

212-687-8080

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of the independent brokerage and advisory area, growth of our investment banking business, future margins, recruitment of financial advisors and future investments. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	% Change	2014	2013	% Change
Revenues:
Commissions	$106,346	$98,971	7.5%	$206,945	$192,038	7.8%
Advisory fees	82,053	67,663	21.3%	158,932	131,000	21.3%
Investment banking	11,391	8,112	40.4%	27,390	21,181	29.3%
Principal transactions	484	429	12.8%	1,266	849	49.1%
Interest and dividends	1,669	1,702	(1.9%)	3,372	3,313	1.8%
Service fees and other income	18,810	16,992	10.7%	34,666	32,793	5.7%

Total revenues	220,753	193,869	13.9%	432,571	381,174	13.5%

Expenses:
Commissions and fees	162,001	143,568	12.8%	313,740	278,036	12.8%
Compensation and benefits	25,091	21,821	15.0%	52,981	45,456	16.6%
Non-cash compensation	2,083	1,379	51.1%	4,010	2,792	43.6%
Brokerage, communication and clearance fees	4,247	2,736	55.2%	8,654	5,324	62.5%
Rent and occupancy, net of sublease revenue	1,517	1,471	3.1%	3,050	2,970	2.7%
Professional services	2,816	2,066	36.3%	4,964	4,154	19.5%
Interest	1,599	4,876	(67.2%)	3,492	11,112	(68.6%)
Depreciation and amortization	3,787	3,870	(2.1%)	7,625	7,777	(2.0%)
Acquisition-related expense	458	—	*	458	—	*
Amortization of retention loans	1,782	1,841	(3.2%)	3,570	3,649	(2.2%)
Loss on extinguishment of debt	—	3,754	(100%)	314	3,754	(91.6%)
Other	11,682	11,263	3.7%	21,178	20,303	4.3%

Total expenses	217,063	198,645	9.3%	424,036	385,327	10.0%

Income (loss) before item shown below	3,690	(4,776)	177.3%	8,535	(4,153)	305.5%
Change in fair value of contingent consideration	-	(144)	100.0%	12	(121)	109.9%

Income (loss) before income taxes	3,690	(4,920)	175.0%	8,547	(4,274)	300.0%
Income tax expense	767	616	24.5%	1,360	1,139	19.4%

Net income (loss)	2,923	(5,536)	152.8%	7,187	(5,413)	232.8%
Net loss attributable to noncontrolling interest	(21)	(13)	61.5%	(42)	(26)	61.5%

Net income (loss) attributable to the Company	$2,944	$(5,523)	153.3%	$7,229	$(5,387)	234.2%
Dividends declared on preferred stock	(3,710)	(1,028)	260.9%	(6,935)	(1,028)	574.6%

Net income (loss) available to common shareholders	$(766)	$(6,551)	88.3%	$294	$(6,415)	104.6%

Net income (loss) per share available to common shareholders (basic and diluted)	$(0.00)	$(0.04)	100.0%	$0.00	$(0.03)	100.0%

Weighted average common shares used in computation of per share data:
Basic	181,739,505	183,488,108	(1.0%)	181,621,442	183,473,696	(1.0%)

Diluted	181,739,505	183,488,108	(1.0%)	202,727,441	183,473,696	10.5%

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported.

	Three Months Ended			Six Months Ended			Trailing Twelve
							Months Ended
	June 30,			June 30,
							June 30,

(Unaudited; dollars in	2014	2013	% Change	2014	2013	% Change	2014
thousands)

Total revenues	$220,753	$193,869	13.9%	$432,571	$381,174	13.5%	$844,513
Total expenses	217,063	198,645	9.3%	424,036	385,327	10.0%	829,300
Pre-tax income (loss) (1)	3,690	(4,920)	175.0%	8,547	(4,274)	300.0%	15,225
Net income (loss) attributable to the Company	2,944	(5,523)	153.3%	7,229	(5,387)	234.2%	12,162
Reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company:
EBITDA, as adjusted (1)	$13,337	$10,907	22.3%	$27,910	$24,867	12.2%	$54,668
Add:
Interest income	83	50	66.0%	136	90	51.1%	240
Change in fair value of contingent consideration	—	(144)	(100.0%)	12	(121)	109.9%	12
Less:
Loss on extinguishment of	—	(3,754)	(100.0%)	(314)	(3,754)	(91.6%)	(1,107)
debt
Interest expense	(1,599)	(4,876)	(67.2%)	(3,492)	(11,112)	(68.6%)	(7,818)
Income tax expense	(767)	(616)	24.5%	(1,360)	(1,139)	19.4%	(3,147)
Depreciation and	(3,787)	(3,870)	(2.1%)	(7,625)	(7,777)	(2.0%)	(15,163)
amortization
Non-cash compensation	(2,083)	(1,379)	51.1%	(4,010)	(2,792)	43.6%	(7,984)
Acquisition-related expense	(458)	—	*	(458)	—	*	(458)
Amortization of retention	(1,782)	(1,841)	(3.2%)	(3,570)	(3,649)	(2.2%)	(7,081)
loans

Net income (loss) attributable to the Company	$2,944	$(5,523)	153.3%	$7,229	$(5,387)	234.2%	$12,162

* Not Meaningful

(1)	2013 results included the elimination of $2,545, consisting of $5,148 of revenue net of employee brokerage commission expenses of $2,603 related to sale of the Company’s Series A Preferred Stock.